CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm", and to the use of our report dated January 18, 2008, which is incorporated by reference in this Registration Statement on Form N-1A of Dreyfus Premier New York AMT-Free Municipal Bond Fund.

Ernst + Young LLP

ERNST & YOUNG LLP

New York, New York
January 28, 2008